Exhibit 10.36

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made between (i) John McMahon (“Employee”) and (ii) Heska Corporation (the “Company”). Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Employee was employed at the Company’s Loveland facility;

WHEREAS, Employee and the Company entered into an Employment Agreement made effective as of October 14, 2015 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company terminated effective November 30, 2017 (the “Termination Date”);

WHEREAS, Employee’s termination is without “Cause” as defined by the Employment Agreement in Section 8(b), entitling Employee to certain payments and benefits under Section 6(a) of the Employment Agreement;

WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company and any other potential disputes between the Parties, including the extent to which the Employment Agreement survives after the termination of Employee’s employment; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.
Effective Date. This Agreement shall become effective on the eighth day after Employee signs this Agreement (the “Effective Date”), so long as Employee does not revoke this Agreement pursuant to Paragraph 11(f) below. Employee’s Termination Date will not change regardless of whether this Agreement becomes effective on the “Effective Date.”

2.	Consideration for Release and Payment Terms.

a.
Pursuant to Section 6(a) of the Employment Agreement, the Company shall, as consideration for your release and promises set forth in this Agreement, pay you additional compensation that you would not be entitled to otherwise.

b.
After the Effective Date and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee a severance payment in the total sum of one hundred thirty-seven thousand five hundred dollars ($137,500.00), less applicable deductions and withholdings, to be paid as follows: (i) $68,750.00 paid in equal installments in accordance with the Company’s standard payroll practices through February 28, 2018 and (ii) $68,750 paid on March 15, 2018. This amount represents the equivalent of six (6) months of Employee’s base salary as agreed in Section 6 (a) of the Employment Agreement. Payment will be mailed to Employee’s residence address payable to “John McMahon” or directly deposited to the Employee’s financial institution as soon as is administratively feasible.

c.
Medical and Dental Benefits. Provided that Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and further provided that Employee executes this Agreement and does not revoke Employee’s acceptance of the Agreement pursuant to Paragraph 11(f) below, the Company shall pay, for the time period beginning December 1, 2017 and ending May 31, 2018, the premiums for the COBRA coverage elected by Employee. After the Employee elects COBRA coverage, the Company will make the payments for the coverage during the time period designated above directly to the insurance carrier. For the balance of the period that Employee is entitled to coverage under COBRA, Employee shall be entitled to maintain coverage for Employee and Employee’s eligible dependents as pursuant to applicable law but shall be responsible for payment of the entire premium. Employee shall notify the Company immediately upon Employee’s acceptance of employment with another employer.

d.
Reporting and Withholding. Reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to this Paragraph, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

e.
Cessation of Payments in the Event of Violation of Non-Competition and Non-Solicitation Clauses. The severance payment in Paragraph 2(a) above is conditioned upon Employee’s compliance with the restrictive covenants set forth in Sections 7(b) and 7(c) of the Employment Agreement and the provisions of the Employment Agreement (the “Restrictive Covenants”), which terms survive and continue in force as explained in Paragraph 19 of this Agreement. In the event that Employee violates the Restrictive Covenants, all continuing payments and benefits to which Employee would otherwise be entitled pursuant to this Paragraph 2 will cease immediately.

3.	General Release.

a.
Employee, for Employee, and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, unequivocally, unconditionally and intentionally releases and discharges (i) the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and (ii) each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees (the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

b.
The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Colorado Anti-Discrimination in Employment Act, seq, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Employee.

The Agreement does not, however, limit or otherwise affect Employee’s right to file a charge or complaint with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC) or any other federal, state, or local government agency or commission (“Government Agency”). Employee further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award from a Government Agency for information you provide.

c.
The General Release in this Agreement does not apply to claims under federal, state, or local law (statutory, regulatory, or otherwise) that may not be lawfully waived and released, including but not limited to vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation.

4.	Confidential Information.

a.
For the purposes of this Agreement, “Confidential Information” shall include, without limitation, any information relating to or pertaining to the Company, such as the whole or any portion or phase of (i) any proprietary information or Trade Secrets (defined below); (ii) any scientific, technical, business, or financial information; (iii) any marketing information, business development information, prospect information, or marketing analysis or plans; (iv) any customer information, lists, contacts, or needs; (v) any contracts, agreements, or leases; (vi) any discoveries, inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; (vii) any proposals, strategies, concepts, analyses, surveys, ideas, research, data, databases, reports, manuals, manuscripts, articles, or records; and (viii) any other business or corporate documents related to Company Business. The Company’s “Trade Secrets” include, without limitation, the Company’s marketing strategies, financial information, customer and client information, projects, plans, proposals, business strategies (including potential new business opportunities and divisions). All Confidential Information identified above shall be treated as Confidential Information regardless of whether it pertains to the Company, its affiliates, subsidiaries, or parents, or their customers. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information.

b.
Employee acknowledges the success of the Company depends in large part on the protection of the Company’s Confidential Information. Employee further acknowledges that, in the course of Employee’s employment with the Company, Employee became familiar with the Company’s Confidential Information. Employee recognizes and acknowledges that the Company’s Confidential Information is a valuable, special, and unique asset of the Company’s business, access to and knowledge of which were essential to the performance of Employee’s duties. Employee acknowledges use or disclosure of the Confidential Information outside the performance of Employee’s job duties for the Company would cause harm and/or damage to the Company.

c.
Employee agrees that Employee will not, directly or indirectly, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Employee also agrees that Employee has not and will not use, directly or indirectly, any Confidential Information for Employee’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity (except the Company) under any circumstances. Employee has considered and treated and shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Employee or otherwise coming into Employee’s possession before, during, or after the Termination Date. Employee shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company, its affiliates, subsidiaries, parents, or customers. Employee agrees all such Confidential Information shall be and remain the sole and exclusive property of the Company.

5.	Remedies.

a.
Injunctive Relief. Employee acknowledges that any breach of Paragraph 4 or the surviving provisions of the Employment Agreement referenced in Paragraph 19 below will cause the Company to suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Employee agrees that upon breach or threat of imminent breach of any obligation under Paragraphs 4, 5, and/or 19 of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction, or other injunctive relief without posting any bond or other security, and that Employee shall not oppose entry of any of these measures. This Paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the Colorado law governing this Agreement, including the right to seek damages from Employee.

b.	Attorneys’ Fees. In the event of any controversy, claim, or dispute between the parties affecting or relating to Paragraphs 4, 5, and/or 19 of this Agreement, and the Company is required to defend its actions or seek enforcement of the Agreement, the Company shall be entitled to recover all of its attorneys’ fees and costs if the Company is successful in its defense or enforcement action.

c.
Separate Provisions. Employee agrees the provisions of Paragraphs 4, 5, and 19 of this Agreement are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim by Employee that the Company has violated or breached this Agreement.

6.
Return of Company Property. Employee represents and warrants that Employee returned all Company property to the designated Company representative on or before Employee’s Termination Date, unless otherwise agreed upon. This property includes, but is not limited to, Company documents and files (in any recorded media, such as papers, computer disks, copies, transparencies, and microfiche), materials, keys, credit cards, laptops, computer disks, and badges. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Employee will delete the data, files, or information (and will retain no copies in any form).

7.
Unknown Facts. The releases in this Agreement include, but are not limited to, claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows to be or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

8.
Confidentiality of Agreement. You agree to keep this Agreement confidential and will not disclose the existence or the terms of this Agreement to anyone except to your immediate family, accountants, legal or financial advisors, as part of an investigation or proceeding conducted by any Government Agency, or as otherwise appropriate or necessary as required by law or court order. To the extent that you do disclose the existence or terms of this Agreement to your immediate family, accountants, or legal or financial advisors, you must advise them that they must not disclose the existence or terms of this Agreement to any person or entity. However, nothing contained herein precludes any individual from communicating with any Government Agency. If compulsory disclosure is required by a Government Agency, Employee shall provide the Company immediate notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Employee’s employment and this matter, Employee shall state, “My employment with the Company has ended” and nothing more.

9.
No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

10.	ADEA and Older Workers Benefit Protection Act Release

In addition to the General Release contained in Section 3, you knowingly, voluntarily, and irrevocably discharge and release Releasees from any claims arising under the Age Discrimination in Employment Act (ADEA). You acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

You are advised to consult with an attorney before signing this Agreement.

You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this Agreement is executed.

You have twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement. You acknowledge that if you sign this Agreement before the end of the twenty-one-(21)-day period, it will be your personal, voluntary decision to do so and that you have not been pressured to make a decision sooner.

You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired. If mailed, the rescission must be postmarked within the seven-day period, properly addressed to:

Heska Corporation
Attn: Stephanie Alsip
Senior Manager, Human Resources
3760 Rocky Mountain Avenue
Loveland, CO 80538

This agreement shall not be effective or enforceable, and no payments or benefits under this Agreement shall be provided to you, until after the seven (7) day revocation period has expired. You understand that you will not receive any settlement payment if you void your signature or revoke this Agreement.

11.	Representations and Warranties. Employee represents and warrants as follows:

a.	Employee has read this Agreement and agrees to the conditions and obligations set forth in it;

b.
Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company;

c.
Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding;

d.
Employee has not previously disclosed any information which would be a violation of the confidentiality provisions set forth herein if such disclosure were to be made after the execution of this Agreement;

e.	Employee has full and complete legal capacity to enter into this Agreement; and

f.
Employee admits, acknowledges, and agrees that Employee is not otherwise entitled to the amounts and other consideration set forth in Paragraph 2, which are good and valuable consideration for this Agreement. Employee further admits, acknowledges, and agrees that pursuant to Section 7(a) of the Employment Agreement, Employee is not entitled to any severance payment under Section 6(a) of the Employment Agreement unless this Agreement becomes effective.

g.
Employee further admits, acknowledges, and agrees that Employee has been fully and finally paid all wages, compensation, vacation, bonuses, stock, stock options, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company or otherwise.

12.
No Application. Employee agrees that Employee will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its successors or affiliates. Employee warrants that no such applications are pending at the time this Agreement is executed.

13.
Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, affiliates, agents, or representatives.

14.
Cooperation. Employee agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make Employee available for preparation for, and attendance of, hearings, proceedings, or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph.

15.
Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Employee shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

16.
Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to affect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

17.
Enforcement. The Release contained herein does not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

18.
Entire Agreement. This Agreement, together with the Employment Agreement, the Company’s stock plans, any stock agreements, and the provisions of the Employment Agreement identified in Paragraph 19 below, constitute the entire agreement between the Parties and supersede and modify any and all prior agreements. This Agreement cannot be modified except in writing signed by all Parties.

19.
Survival of Provisions in Employment Agreement: The Employment Agreement contains obligations that continue to remain in force until the expiration date set forth in the relevant provision. Notwithstanding Paragraphs 3 and 17 of this Agreement, the following provisions are not superseded by this Agreement, are valid and enforceable, and will continue in full force and effect as set forth below: Section 7(b) (Non-Competition) will remain in force and effect for twelve (12) months following the Termination Date; Section 7(c) (Non-Solicitation) will remain in force and effect for twenty-four (24) months following the Termination date; Section 7(d) will remain in force and effect until the Sections 7(b) and 7(c) expire. All of these terms remain subject to Sections 8(d) (Competition [defined]), 11 (Notices), 14 (Interpretation), 15 (Waivers), 16 (Severability), 19 (Governing Law; Waiver of Jury Trial), and 20 (Counterparts) of the Employment Agreement.

20.
Venue, Applicable Law, and Submission to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the Colorado state or federal courts.

21.
Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

22.
Assignment. The Company may assign its rights under this Agreement. Employee cannot assign Employee’s rights under this Agreement without the written consent of the Company. No other assignment is permitted except by written permission of the Parties.

Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement on the dates written below.

Employee has carefully read the above and executes it voluntarily, fully understanding and accepting the provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with legal advisors prior to executing this Agreement. Employee has been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement, Employee has not relied on any statements or explanation made by the Company. Employee has had at least twenty-one (21) days to consider this Agreement. Employee understands that if he does not return this Agreement signed by him to the Company upon the expiration of the twenty-one-day consideration period, this offer will expire. Employee understands that he may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon Company.

EMPLOYEE                            HESKA CORPORATION

_/s/ John McMahon_____________________        /s/ Kevin Wilson________________________
John McMahon                        By: Kevin Wilson
Title: CEO, President

_12/26/17____________________________        _12/26/17____________________________
Date                                Date